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                              ARCADA HOLDINGS INC.

                                January 17, 1996

                                                                       EXHIBIT B

Irell & Manella
1800 Avenue of the Stars
Suite 900
Los Angeles, California 90067

Dear Sirs:

    In connection with the opinion to be delivered by you pursuant to Section 7.3(b) of the Agreement and Plan of Reorganization dated December 21, 1995 (the "Agreement"), by and among Seagate Technology, Inc., a Delaware corporation ("Seagate"), Arcada Holdings, Inc., a Delaware corporation ("Arcada"), and Kevin
H. Azzouz, an individual relating to the proposed merger (the "Merger") of Merger Sub with and into Arcada, and recognizing that you will rely on this letter in rendering said opinion, the undersigned, a duly authorized officer of Arcada and acting as such, hereby certifies that to the best knowledge of the undersigned after reasonable inquiry, the facts relating to the Merger as described in the Agreement and the Proxy Statement/Prospectus, expected to be dated January 19, 1996, including attachments thereto, are true, correct and complete in all material respects and hereby certifies, to the best knowledge of the undersigned after reasonable inquiry, to the following as of the date hereof. Insofar as such certification pertains to any person (including Seagate, Conner Peripherals, Inc., a Delaware corporation ("Conner") and Merger Sub) other than Arcada and any of its subsidiaries, the voting stock of which Arcada owns at least eighty percent (80%) (an "Affiliate"), such certification is only as to the knowledge of the undersigned without specific inquiry. We understand that you will reaffirm your opinion at the time of the Merger and that, in connection with such reaffirmation, you will require that we reaffirm this certification at that time.

    Capitalized terms in this letter shall have the same meanings ascribed to them in the Agreement unless otherwise specified herein.

                         A.  REPRESENTATIONS OF ARCADA

    1. The Merger will be consummated in accordance with the terms of the Agreement and none of the material terms or conditions therein have been waived or modified and Arcada has no plan or intention to waive or modify any such material terms or conditions.

    2. The ratio for the exchange of shares of common stock of Arcada (the "Arcada Common Stock") for voting common stock of Seagate ("Seagate Common Stock") in the Merger was negotiated through arm's length bargaining.

    3. It is the belief of management of Arcada that the fair market value of the Seagate Common Stock to be received by Arcada stockholders is, in the aggregate, approximately equal to the aggregate fair market value of the Arcada Common Stock surrendered in exchange therefor.

    4. There is no present plan or intention on the part of the stockholders of Arcada other than Conner who own one percent (1%) or more of Arcada Common Stock (on an as-converted basis), or, to the knowledge of Arcada any plan or intention on the part of Arcada's stockholders other than Conner (a "Plan"), to engage in a sale, exchange, transfer, reduction of risk of ownership or any other direct or indirect disposition (a "Sale") of (i) shares of Seagate Common Stock to be issued to them in the Merger, which shares have an aggregate fair market value, as of the period ending at the effective time of the Merger (the "Effective Time"), in excess of fifty percent (50%) of the aggregate fair market
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Irell & Manella
January 17, 1996
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value,  immediately prior  to the  Merger, of  the outstanding  shares of Arcada
Common Stock (assuming conversion of all outstanding convertible preferred stock of Arcada) held by shareholders other than Conner immediately prior to the Merger ("Outstanding Arcada Common Stock") (including shares of Arcada Common Stock issued after the date hereof and prior to the Effective Time pursuant to exercise of options to acquire Arcada Common Stock issued to present or former employees or directors of Arcada in the ordinary course of business (the "Arcada Options")), or (ii) more than fifty percent (50%) of the shares of Seagate Common Stock received by such stockholders in the Merger. For purposes of the foregoing, a Sale of Seagate Common Stock shall be considered to have occurred pursuant to a Plan if such Sale occurs in a transaction that is in contemplation of or related to the Merger (a "Related Transaction"). In addition, shares of Arcada Common Stock (or the portion thereof) (i) exchanged for cash in lieu of fractional shares of Seagate Common Stock or (ii) with respect to which a Sale occurred in a Related Transaction prior to the Merger shall be considered to have been Outstanding Arcada Common Stock that was exchanged for Seagate Common Stock in the Merger and then disposed of pursuant to a Plan.

    5. Arcada has no present plan or intention to issue additional shares of its stock that would result in Conner losing control of Arcada within the meaning of Section 368(c)(1) of the Internal Revenue Code, as amended (the "Code"), other than pursuant to options issued to employees of Arcada with an exercise price at or near the fair market value of the underlying stock of Arcada at the time the options are issued.

    6. To the knowledge of Arcada, neither Conner nor Seagate has a present plan or intention: to liquidate Arcada; to merge Arcada into another corporation (other than the possible merger of Arcada into a direct, wholly owned subsidiary of Seagate following a merger of Conner into Seagate); to cause Arcada to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the Arcada Common Stock acquired in the Merger or otherwise, except for transfers described in Code Section 368(a)(2)(C) and the possible transfer of Arcada Common Stock to Seagate pursuant to a merger of Conner into Seagate which would qualify under Code Section 332.

    7. Arcada has no plan or intention to acquire after the Merger any of the Seagate Common Stock to be issued in the Merger.

    8. Seagate, Conner, Merger Sub, Arcada and the stockholders of Arcada will each pay separately its or their own expenses incurred in connection with the Merger.

    9. Conner will acquire Arcada Common Stock solely in exchange for Seagate Common Stock and immediately after the acquisition, Conner will have control of Arcada, as defined in Section 368(c) of the Code. Furthermore, no liabilities of Arcada or Arcada shareholder's will be assumed by Conner, nor will any of the Arcada Common Stock be subject to any liabilities.

    10. At the Effective Time, Arcada will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Arcada that, if exercised or converted, would affect Conner's acquisition or retention of control of Arcada as defined in Code
Section 368(c)(1).

    11.   Arcada  is  not   an  "investment  company"   as  defined  in  Section
368(a)(2)(F)(iii) and (iv) of the Code, nor will Arcada be an investment company at the Effective Time.

    12. Arcada will pay its dissenting shareholders the value of their stock out of its own funds. No funds will be supplied for that purpose, directly or indirectly, by Conner, Seagate or Merger Sub nor will Conner, Seagate or Merger Sub directly or indirectly reimburse Arcada for any payments to dissenters.

    13. The fair market value of the assets of Arcada does and at the Effective Time will exceed the aggregate liabilities of Arcada plus the amount of any other liabilities to which such assets are subject that are not included in the aggregate.
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Irell & Manella
January 17, 1996
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    14.  No fractional  shares of  Seagate Common  Stock will  be issued  in the
Merger. In lieu thereof, cash will be paid to Arcada stockholders otherwise entitled to a fractional share of Seagate Common Stock. The payment of cash in lieu of fractional shares of Seagate Common Stock is made solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares and is not separately bargained for consideration. The total amount of cash that any holder of Seagate Common Stock will receive in lieu of a fractional share interest will not equal or exceed the fair market value (as determined in accordance with the Agreement) of one full share of Seagate Common Stock on the last trading day prior to the Effective Time, and the total cash consideration that will be paid in the transaction to Arcada stockholders in lieu of issuing fractional shares of Seagate Common Stock will not exceed one percent (1%) of the total consideration that will be issued in the transaction to the Arcada stockholders in exchange for their shares of Arcada Common Stock.

    15. Any compensation paid to stockholders of Arcada who enter (or who have entered) into an employment, consulting or non-competition contract, if any, with Conner, Seagate, Merger Sub (or any member of a Controlled Group in which Conner, Seagate or Merger Sub is also a member) at any time or with Arcada after the Effective Time will be for services actually rendered or to be rendered (or compliance with restrictions on competition) and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services (or compliance). None of such compensation represents consideration for the exchange of shares of Arcada Common Stock for Seagate Common Stock. None of the shares of Seagate Common Stock received by Arcada stockholders in the Merger is separate consideration for or otherwise allocable to anything other than Arcada Common Stock, such as for services or any covenant not to compete.

    16. Other than in the ordinary course of its business, Arcada has made and will make no transfer of any of its assets in contemplation of the Merger or during the period ending at the Effective Time and beginning with the commencement of negotiations (whether informal or formal) with Conner, Seagate or Merger Sub regarding the Merger (or any other form of disposition of the assets or stock of Arcada other than in the ordinary course of business). For purposes of this paragraph, a transfer of assets includes any distribution of assets with respect to stock or in redemption of stock other than the distribution of regular dividends or the repurchase of unvested shares of stock held by employees.

    17. All shares of Arcada Common Stock owned directly or indirectly by Arcada will be canceled at the Effective Time, and no consideration will be delivered in exchange therefor. Such cancellation is solely for the purpose of avoiding the expense and inconvenience of causing Seagate to issue shares to Arcada.

    18. Neither Seagate, nor any Affiliate of Seagate, excluding Conner and any of its subsidiaries, owns, nor has owned within the preceding five years, directly or indirectly, any Arcada Common Stock.

    19. None of the shares of Seagate Common Stock received by any party pursuant to the Merger is separate consideration for or allocable to the Arcada Options or the Arcada Conner Options which remain outstanding after the Effective Time.

    20. Arcada is authorized to make all the representations made by it and set forth herein.

                      B.  LIMITATIONS ON OPINION: RELIANCE

    1. Arcada has read and understands all the limitations and qualifications to which your opinion is subject and the items upon which you have relied.

    2. Arcada recognizes that your opinion will be based, in part, on the representations herein and that such opinion will not be effective if any of such representations is not accurate and complete in all material respects at all relevant times.
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Irell & Manella
January 17, 1996
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    This letter is being furnished to you solely for your benefit and for use in rendering your opinion and is not to be used, circulated, quoted or otherwise referred to for any purpose (other than inclusion in your opinion) without the express written consent of Arcada. All of the foregoing certifications are true to the best knowledge of the management of Arcada.

                                          Very truly yours,

                                          ARCADA HOLDINGS, INC.

                                          By:___________________________________
                                             Kevin H. Azzouz
                                             Authorized Signatory